Exhibit 4.9

WARRANT EXERCISE FEE AGREEMENT

AGREEMENT dated as of the          day of June, 2004, by and among Neidiger, Tucker, Bruner, Inc. and Lane Capital Markets (the “Representatives”), Arena Resources, Inc. (the “Company”) and Atlas Stock Transfer, Inc. (the “Warrant Agent”).

WITNESSETH:

WHEREAS, in connection with a public offering of 1,200,000 shares of Common Stock and 1,200,000 Warrants (or up to a maximum of 1,380,000 shares of Common Stock and/or 1,380,000 Warrants including the over-allotment option), the Company proposes to issue, in accordance with an agreement dated as of June         , 2004, by and between the Company and the Warrant Agent (the “Warrant Agreement”), Warrants to purchase shares of Common Stock; and

WHEREAS, the parties hereto wish to provide the Representatives, members of the National Association of Securities Dealers, Inc. (“NASD”), with certain rights on an exclusive basis in connection with the exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Description of the Warrants. The Company’s Warrants may be exercised on or after June         , 2004 and expire at 5:00 p.m. Colorado time on June         , 2008 (the “Expiration Date”), subject to redemption rights commencing on or after June         , 2005. In accordance with the provisions of the Warrant Agreement, the holder of each Warrant shall have the right to purchase from the Company, and the Company shall issue and sell to such holders of Warrants, one fully paid and non-assessable share of the Company’s Common Stock for every Warrant exercised at an exercise price of $             per share (the “Exercise Price”), subject to adjustment as provided in the Warrant Agreement.

Section 2. Notification of Exercise. Within ten (10) days of the latest day of each month commencing one year from the date of the Company’s Prospectus, the Warrant Agent or the Company will notify the Representatives of each Warrant certificate which has been properly completed and delivered for exercise by holders of Warrants during each such month, the determination of the proper completion to be in the reasonable discretion of the Company and the Warrant Agent. The Company or the Warrant Agent will provide the Representatives with such information in connection with the exercise of each Warrant, as the Representatives shall reasonably request.

Section 3. Payment to the Representatives. The Company hereby agrees to pay to the Representatives an amount equal to three (3%) percent of the exercise price (i.e., $             per share based on the initial Exercise Price of the Warrants which is $             per share) for each Warrant exercised (the “Exercise Fee”) a portion of which may be allowed by the Representatives to the dealer who solicited the exercise (which may also be the Representatives) provided that:

(a) such Warrant is exercised on or after the Effective Date of the Company’s Registration Statement and before its Expiration Date;

(b) at the time of exercise, the closing price of the Company’s Common Stock on the day preceding such exercise is higher than the applicable Exercise Price of the Warrant being exercised;

(c) the holders of Warrants being exercised have specifically indicated in writing, either in the Form of Election contained on the specimen Warrant Certificate or by written documents signed and dated by the holders that the exercise of such Warrants was solicited by one of the other of the Representatives or another member of the NASD and designates the broker-dealer to receive compensation; and

(d) the Representative and/or the member of the NASD which solicited the exercise of warrants delivers a certificate to the Company within five (5) business days of receipt of information relating to such exercised Warrants from the Company or the Warrant Agent in the form attached hereto as Exhibit A, stating that:

(1) the Warrants exercised were not held in a discretionary account;

(2) the member which solicited the exercise of Warrant did not (unless granted an exemption by the Securities and Exchange Commission (the “Commission”) from the provisions thereof), within the applicable number of business days under Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), immediately preceding the date of exercise of the Warrant bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including the Warrants) or otherwise engage in any activity that would be prohibited by Regulation M to a broker-dealer engaged in a distribution of the Company’s securities; and

(3) in connection with the solicitation, it disclosed the compensation it would receive upon exercise of the Warrant.

Section 4. Payment of the Exercise Fee. The Company hereby agrees to pay over to the Representatives within two (2) business days after receipt by the Company of the certificate described in Section 3(d) above, the Exercise Fee out of the proceeds it received from the applicable Exercise Price paid for the Warrants to which the certificate releases.

Section 5. Inspection of Records. The Representatives may at any time during business hours, at their expense, examine the records of the Company and the Warrant Agent which relate to the exercise of the Warrants.

Section 6. Termination. The Representatives shall be entitled to terminate this Agreement prior to the exercise of all Warrants at any time upon five (5) business day’s prior notice to the Company and the Warrant Agent. Notwithstanding any such termination notice, the Representatives shall be entitled to receive an Exercise Fee for the exercise of any Warrant for which they have already delivered to the Company prior to any such termination the certificate required by Section 3(d) of this Agreement.

Section 7. Representations and Warranties of the Representatives. At the date of execution hereof and at the time of solicitation of exercise of Warrants, each Representative represents that it is, and will, (i) be registered as a broker-dealer under the Exchange Act, (ii) be a member in good standing of the NASD, and (iii) maintain its registration, qualification and membership in full force and effect and in good standing throughout the term of this Agreement. Each Representative acknowledges and agrees that it will not solicit the exercise of Warrants, or offer or sell the underlying Common Stock, in any state or jurisdiction except those in which the Common Stock underlying the Warrants has been qualified or qualification is not required. Further, each Representative agrees to comply with the laws of the states in which it may solicit exercise of the Warrants or in which the Common Stock underlying the Warrants may be offered or sold by it, with the applicable rules and regulations of the NASD, and will comply with federal laws including, but not limited to, the Securities Act of 1933, as amended (the “Act”), the Exchange Act and the rules and regulations of the Commission thereunder.

Section 8. Indemnification.

(a) Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless any and all statutory or designated underwriters (the “Underwriters”), the Representatives, and each of their officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls the Representatives or any one of the Underwriters within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Section 8, but not be limited to, attorneys’ fees and any and all expense whatsoever incurred in investigating, preparing to, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any preliminary prospectus, the registration statement, or any post-effective amendment thereto, or the prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto, relating to the offer or sale of Common Stock underlying the Warrants or the solicitation of exercise of the Warrants (such preliminary prospectus, registration statement, post-effective amendment or prospectus hereinafter collective, the “Offering Documents”) or (B) in any application or other document or communication (in this Section 8 collectively called an “application”) in any jurisdiction in order to qualify the Common Stock and Warrants under the “blue sky” or securities laws thereof or filed with the Commission or any securities exchange; or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability the Company otherwise have, including liabilities arising under this Agreement; however, the Company shall have no liability under this Section 8 if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company as stated in Section 8(b) with respect to the Underwriters by or on behalf of the Underwriters expressly for inclusion in any of the Offering Documents, or in any application as the case may be.

If any action is brought against the Underwriters, the Representatives or any of their officers, directors, partners, employees, agents, or counsel, or any controlling persons of an Underwriter or the Representatives (an “Indemnified party”) in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such indemnified party or parties shall promptly notify the Company in writing of the institution of such action (but the failure so to notify shall not relieve the Company from any liability it may have other than pursuant to this Section 8(a)) and the Company shall promptly assume the defense of such action, including the employment of counsel (satisfactory to such indemnified party or parties)and payment of expenses. Such indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action or the Company shall not have promptly employed counsel satisfactory to such Indemnified party or parties to have charge of the defense of such action or such Indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other Indemnified parties which are different from or additional to those available to the Company, in any of which events such fees and expenses shall be borne by the Company. Anything in this paragraph to the contrary notwithstanding the Company shall not be liable for any settlement of any such claim or action effected without its written consent. The Company agrees promptly to notify the Underwriters and the Representatives of the commencement of any litigation or proceedings against the Company or against any of its officers or directors in connection with the sale of the Common Stock underlying the Warrants, any Offering Documents, or any application.

(b) The Underwriters and the Representatives agree to indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall have signed the Registration Statement, each other person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Underwriters in Section 8(a), but only with respect to statements or omissions, if any, made in any of the Offering Documents, or in any application, in reliance upon and in conformity with written information furnished to the Company as stated in this Section

8(b) with respect to the Underwriters by or on behalf of the Underwriters expressly for inclusion in any of the Offering Documents, or in any application, as the case may be; provided, however, that the obligation of the Underwriters to provide indemnity under the provisions of this Section 8(b) shall be limited to the amount which represents the product of the number of shares of Common Stock issued on exercise of Warrants and the Warrant Exercise Price. For all purposes of this Agreement, the amounts of the Exercise Fee set forth in the Offering Documents, the information under “Underwriting” and the indemnification of counsel to the Representatives under “Legal Matters” constitute the only information furnished in writing by or on behalf of the Underwriters expressly for inclusion in any of the Offering Documents, or in any application, as the case may be. If any action shall be brought against the Company or any other person so indemnified based on any of the Offering Documents, or any application, and in respect of which indemnity may be sought against the Underwriters pursuant to this Section 8(b), the Underwriters shall have the rights and duties given to the Company and the Company and each other person so indemnified shall have the rights and duties given to the indemnified parties, by the provisions of Section 8(a).

(c) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 8 is for any reason held to be unavailable to the Underwriters, the Representatives or the Company, then the Company shall contribute to the damages paid by the several Underwriters and Representatives and the several Underwriters and Representatives shall contribute to the damages paid by the Company; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the sale of the Common Stock underlying the Warrants (taking into account the portion of the proceeds of the offering realized by each), the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate in the circumstances. The Company and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Underwriters or Representatives were treated as one entity for such purpose). No Underwriter, Representative, or person controlling such Underwriter or Representative shall be obligated to make a contribution hereunder which in the aggregate exceeds the total Exercise Price of the Warrants, exercise of which was solicited by such Underwriter or Representative under this Agreement, less the aggregate amount of any damages which such Underwriter, Representative and its controlling persons have otherwise been required to pay in respect of the same or any substantially similar claim. The Underwriters’ and Representatives’ obligations to contribute hereunder are several in proportion to their respective underwriting obligations and not joint. For purposes of this Section, each person, if any, who controls an Underwriter or Representative within the meaning of Section 15 of the Act shall have the same rights to contribution as such Underwriter or Representative and such director of the Company, each officer of the Company who signed the Offering Documents, and each person, if any, who controls the Company within the meaning of Section 15 of the Act, shall have the same rights to contribution as the Company. Anything in this Section 8(c) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 8(c) is intended to supersede any right to contribution under the Act, the Exchange Act or otherwise.

Section 9. Notices. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and, if sent to the Representatives, shall be mailed, delivered, or sent by facsimile transmission and confirmed by original letter, to Anthony B. Petrelli, Neidiger, Tucker, Bruner, Inc., 1675 Larimer Street, Suite 300, Denver, Colorado 80202 and John D. Lane, Lane Capital Markets, 263 Queens Grant Road, Fairfield, Connecticut 06824; or if sent to the Company shall be mailed, delivered, or telexed or telegraphed and confirmed by letter, to Arena Resources, Inc., 4920 South Lewis Street, Suite 107, Tulsa, Oklahoma 74015, Attention: Lloyd Tim Rochford, President, with a copy to John B. Johnson, Jr., Johnson, Jones, Dornblaser, Coffman & Shorb, P.C., 2200 Bank of America Center, 15 West Sixth Street, Tulsa, Oklahoma 74119 and if to the Warrant Agent to Atlas Stock Transfer, Inc., 2899 South State Street, Salt Lake City, Utah 84107. All notices hereunder shall be effective upon receipt by the party to which it is addressed, or such other address as such party shall have given notice to other parties hereto in accordance with this Section. All such notices or other communications shall be deemed given three (3) business days after mailing as aforesaid.

Section 10. Supplements and Amendments. The Company, the Warrant Agent and the Representatives may from time-to-time supplement or amend this Agreement by a written instrument signed by the party to be charged, without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provisions contained herein or to make any other provisions in regard to matters or questions arising hereunder which the Company, the Warrant Agent and the Representatives may deem necessary or desirable and which do not adversely affect the interest of the holders of Warrants.

Section 11. Assignment. This Agreement may not be assigned by any party without the express written approval of all other parties, except that Representatives may assign this Agreement to their successors, if any.

Section 12. Governing Law. This Agreement will be deemed made under the laws of the State of Colorado with respect to matters of contract law and for all purposes shall be governed by and construed in accordance with the internal laws of said State, without regard to the conflicts of laws provisions thereof.

Section 13. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Representatives any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of, and be binding upon, the Company, the Warrant Agent and the Representatives and their respective successors and permitted assigns.

Section 14. Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meanings or construction of any of the provisions hereof.

Section 15. Superseding Agreements. This Agreement supersedes any and all prior agreements between the parties with respect to the subject matter hereof.

Section 16. Exclusive Agreement. It is understood that this Agreement is on an exclusive basis to solicit the exercise of the Warrants and that the Company shall not engage other broker-dealers to solicit the exercise of Warrants without the consent of the Representatives.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ARENA RESOURCES, INC.

By:

Lloyd Tim Rochford, President

NEIDIGER, TUCKER, BRUNER, INC.

By:

Anthony B. Petrelli, Vice President

LANE CAPITAL MARKETS

By:

John D. Lane, Manager

ATLAS STOCK TRANSFER, INC.

By:

Title:

EXHIBIT A

CERTIFICATE

The undersigned, being the                          of                          (the “NASD Member”) pursuant to Section 3(d) of the Warrant Exercise Fee Agreement relating to the exercise of Warrants dated June     , 2004 among Arena Resources, Inc. (the “Company”), Neidiger, Tucker, Bruner, Inc., Lane Capital Markets, (“NTB” and “LCM”, respectively) (the “Warrant Agent”) hereby certifies that:

1. The Company or the Warrant Agent has notified the NASD Member that                          Warrants (as defined in the Agreement) have been exercised during                         , 200  .

2. The exercise of                          of such Warrants was solicited by NTB or LCM.

3. Such Warrants were not held in a discretionary account.

4. The NASD Member did not, within              business days immediately preceding                         , 200   bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including Warrants) or otherwise engage in any activity that would be prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, to one engaged in a distribution of the Company’s securities.

5. In connection with the solicitation of the exercise of the Warrants, the NASD Member disclosed to holders of the Warrants the compensation it will receive.

DATED:                         , 200  .

(Firm Name)

By:

Title:

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